Exhibit 1.01

CONFLICT MINERALS REPORT
For the reporting period from January 1, 2020 to December 31, 2020

Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc. (the “Company,” “we,” “us,” “our,” or “CSI®”), based in St. Paul, Minnesota, is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The Company’s Orbital Atherectomy Systems (“OAS”) treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives.
The Company has prepared this Conflict Minerals Report for the period January 1, 2020 through December 31, 2020 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

Conflict Minerals

On August 22, 2012, the U.S. Securities and Exchange Commission (“SEC”) adopted final rules to implement reporting and disclosure requirements concerning conflict minerals, as directed by Section 1502 of the Dodd-Frank Act. Section 1502 is intended to make transparent the financial interests that support armed groups in the Democratic Republic of the Congo and its nine adjoining countries (the “Covered Countries”). By requiring SEC reporting companies to report the source of any conflict minerals used in their products, Section 1502 is attempting to dissuade companies from engaging in trade that supports these armed groups.

Conflict minerals currently include cassiterite, columbite/tantalite, and wolframite (the most common derivatives of which are tin, tantalum and tungsten, respectively), as well as gold (collectively referred to as “3TG”). Section 1502 is applicable to all SEC reporting companies that manufacture or contract to manufacture products where conflict minerals are necessary to the functionality or production of the product.

The Company reviewed its manufactured products and determined that its product groups listed below (a) contain products for which conflict minerals are necessary to the functionality or production of the products, (b) contain products that were manufactured or contracted to be manufactured by the Company, and (c) contain products for which the manufacture was completed during the calendar year 2020.

•Orbital Atherectomy Systems - These devices are catheter-based platforms capable of treating a broad range of plaque types in arteries and address many of the limitations associated with existing treatment alternatives. These products contain tantalum, tin, tungsten and gold.

•Saline Infusion Pumps - Used with the Company’s OAS, the saline infusion pump mounts directly to the intravenous pole, bathes the device’s shaft and crown with saline, and provides an electric power supply for the operation of the catheter. The constant flow of saline reduces the risk of heat generation and improves the flush of particulates. This product contains tantalum, tin, tungsten and gold.

•Other Products - These products include interventional support devices such as guidewires, balloons, catheters and other support products. Depending on the product, these may contain tantalum, tin, tungsten and gold.

As a result, the Company is subject to the reporting requirements of Rule 13p-1.

The Company conducts a good faith reasonable country of origin inquiry regarding the conflict minerals used in its products, which begins with surveying its suppliers who directly supply components or products used in the three product groups listed above. This good faith reasonable country of origin inquiry is reasonably designed to determine whether any of the conflict minerals are necessary to the functionality or production of components or products, and whether they originated in the Covered Countries. The goal of the survey is to communicate the Company’s conflict mineral policy and expectations, determine which suppliers have a conflict minerals policy and determine the conflict free status of the supply chain and its products, if possible.

Conflict Minerals Policy

The Company has a policy in place to define how it will comply with the provisions of the Dodd-Frank Act related to conflict minerals. The Company’s policy provides the following:

•The Company supports the aims and objectives of the provisions of the Dodd-Frank Act that require public companies to determine the sourcing of conflict minerals used in their products.
•The Company will comply with all reporting requirements in accordance with the Dodd-Frank Act and other applicable regulations.
•Some of the Company’s products contain conflict minerals, and it will source materials for its products in accordance with U.S. and international regulations.
•The Company is committed to having business relationships with suppliers who share its dedication to conducting business in a legal and ethical manner. The Company has developed processes to identify which of its products include conflict minerals and to survey its suppliers to understand the sources of the conflict minerals used in the products they manufacture for the Company. The Company expects its suppliers to undertake reasonable efforts to provide it with pertinent information in a timely manner and to otherwise support its efforts to comply with the requirements relating to conflict minerals.

The policy is available on the Company’s website, www.csi360.com, in the Corporate Governance section.

Design and Performance of Due Diligence

The supplier survey serves as a first step in the Company’s due diligence process related to conflict minerals. The Company’s due diligence is an on-going process and is based on steps designed to identify and address actual or potential risks in order to mitigate adverse impacts associated with its sourcing decisions. Additionally, the Company communicates its conflict minerals policy to its suppliers.

The Company’s due diligence procedures have been developed in connection with the OECD Due Diligence Guidance for Responsible Supply Chains of Materials from Conflict-Affected and High-Risk Areas (Second Edition). The Company continues to work through the OECD’s five step process as part of its compliance with Rule 13p-1 as described below to conform its due diligence with the framework in all material respects. The five steps, and the Company’s process to implement each of them, is as follows:

1.Establish strong company management systems.

◦The Company has adopted and communicated its conflict minerals policy, described in detail above, to suppliers and the public via our website, www.csi360.com. Internally, the policy is a required training for individuals in any department that is involved in the supply chain.
◦A conflict minerals team was established to ensure that the Company is compliant with Rule 13p-1. The conflict minerals team is comprised of individuals from the Company’s supply chain, operations, legal and finance departments and meets on an as needed basis. The team is tasked with maintaining the conflict minerals policy, engagement with suppliers, continuing to improve its due diligence procedures and risk identification, and mitigation. The team reports out its progress on the various conflict minerals efforts to senior management as appropriate.
◦The Company is making efforts to introduce a supply chain transparency system with its suppliers; however, this has proven difficult due to the lack of visibility beyond the first tier of suppliers.
◦The Company has strengthened its engagement with suppliers to achieve maximum due diligence results. The Company has communicated its conflict minerals policy and is continuing to incorporate conflict minerals-related provisions into the Company’s contracts. If the Company believes that a supplier is in violation of the policy, the Company will request the supplier to undertake corrective action and if no action is taken, the Company will look to alternative sources for the product.
◦The Company maintains a confidential hotline, hosted by a third party, that employees may anonymously call to communicate any conflict minerals concerns or potential risks. The Company’s conflict minerals policy includes the hotline number and an email address for reporting any concerns. Reports to the hotline are reviewed quarterly by management and the Company’s Audit, Risk Management and Finance Committee. Any concerns raised will be reviewed to determine the appropriate action to take.

2.Identify and assess risk in the supply chain.

◦The Company has identified that its primary risk is that it is a company with relatively low purchasing volumes; therefore, it has minimal leverage to require suppliers to comply with the requirements of Rule 13p-1 and provide the necessary information that it is requesting. Furthermore, alternative suppliers may not be available.

3.Design and implement a strategy to respond to identified risks.

◦A summary report of the 2020 supplier survey results was presented to the Senior Operations Management team. The report summarized the current conflict minerals status and identified risks based on the current status, and included a risk management plan.

4.Engage third party auditors as necessary.

aWe are currently not able to engage independent third-party audits of supply chain due diligence at smelters/refiners as the Company does not have visibility beyond its first tier of suppliers.

5.Provide public information regarding due diligence efforts.

aThe Company has fulfilled the reporting requirement by filing this Conflict Minerals Report with the SEC as a part of its annual Form SD filing, as well as providing this information on its website, www.csi360.com, in the Corporate Governance section.

Results of Due Diligence

In 2020, the first-tier supplier inquiry survey was performed by an independent third party on behalf of the Company. Over half of the Company’s suppliers (that could directly provide components or products used in the three product groups above) responded to the Company’s survey affirming that their products do not contain conflict minerals. An additional approximately 14% of the Company’s surveyed suppliers responded that while 3TG is present in its products, they were able to confirm that it does not come from a Covered Country or affirmed that their products are DRC conflict free. The remaining suppliers were either unable to confirm if 3TG was present, knew 3TG was present but unable to detect if it originated from a Covered Country, knew it originated from a Covered Country but could not identify all its smelters, or did not respond to the inquiries. The Company is currently assessing these specific suppliers and the possibility of them seeking alternative sources of the applicable components. While the Company communicates its conflict minerals policy and encourages its suppliers to gain transparency into their supply chain, the Company is limited in methods to require compliance. The Company may seek to find alternative suppliers if the current suppliers are not “conflict free,” but there is no guarantee that a comparable alternative supplier could be identified or engaged.

Based on the information provided by the Company’s suppliers and otherwise obtained through the due diligence process, except as noted above, the Company does not have sufficient information to determine the country of origin of the conflict minerals contained in its products, and, as such, the Company cannot reasonably determine that the conflict minerals in the covered products do not come from a Covered Country. Additionally, the Company has not acquired sufficient information to enable it to make a reasonable determination as to the facilities that produce the conflict minerals in the covered countries, nor can the Company make a reasonable determination as to the location of the mines or other locations of origin of the conflict minerals in the Covered Countries.

Ongoing Development

The Company will continually look for ways to develop its due diligence process and risk mitigation where appropriate. In addition, the Company will continue its focus on risk mitigation efforts on engaging with its suppliers regarding their own due diligence performance.

Audit

The Company does not have sufficient information to determine whether its products are “DRC conflict free.” As such, an independent private sector audit is not required at this time.

Forward-Looking Statements

This Conflict Minerals Report contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expect,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. Examples of these statements include, but are not limited to, any statements regarding our goals for future improvements to our due diligence process, potential changes in suppliers, and other statements that are other than statements of historical fact. Our actual results could differ materially from those discussed in these forward-looking statements due to a number of factors, including our failure or inability to carry out our plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their suppliers and smelters; lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities); and other factors, risks and uncertainties described more fully in our Annual Report on Form 10-K filed with the SEC on August 20, 2020 and subsequent Quarterly Reports on Form 10-Q. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Conflict Minerals Report. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.